Exhibit 10.25

Private and confidential

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is entered into by and between Derek Dorresteyn (the “Executive”), on the one hand, and Damon Motors Corporation (the “Company”) on the other hand (each, a “Party” and, jointly, the “Parties”).

The Company wishes to continue to employ the Executive and the Executive has agreed to continue his employment with the Company on the terms and conditions hereinafter set forth, which replace and supersede all previous terms and conditions of employment;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

1.	Position, TERM and Scope of Employment

1.1	Position: The Company will employ the Executive, and the Executive will serve the Company, in the position of Chief Technology Officer.

1.2	Reporting and Duties: The Executive will report to and act in accordance with the directions of Jay Giraud (CEO), and the Company’s Board of Directors (the “Board”) or their authorized designee. The Executive will perform executive and managerial duties and responsibilities customary to the position of Chief Technology Officer and as are reasonably necessary to the operations of the Company.

1.3	Start Date & Term: The Executive’s original employment start date of August 1, 2021 (the “Start Date”) is duly recognized. However, with the Executive’s transfer to the San Rafael, California’s location, the commencement of the new assignment will take effect from July 1, 2024 (the “New Assignment Date”). The employment will continue indefinitely until terminated in accordance with Section 5 below (the “Term”).

1.4	Hours of Work: The Executive’s hours of work will be the normal business hours of the Company together with any additional time necessary to discharge his/her duties and responsibilities pursuant to this Agreement. The Executive’s position is an exempt position, which means that the remuneration described in Section 2 below is compensation for all hours worked by the Executive. Accordingly, the Executive will not receive overtime pay if he/she works more than 40 hours in a workweek or more than eight (8) hours in a workday.

1.5	Standard of Performance: In carrying out his/her duties and responsibilities under this Agreement, the Executive will at all times act faithfully, honestly, competently, and in a manner consistent with the best interests of the Company.

1.6	Changing Needs: As the business needs of the Company may evolve and change over time, the Company may, from time to time, amend the Executive’s duties, responsibilities, title, reporting arrangements and place of work without causing termination or a breach of this Agreement.

1.7	Exclusive Service: During the Executive’s employment with the Company, the Executive agrees to devote his/her entire working time and attention to the performance of his/her duties and responsibilities pursuant to this Agreement, and the Executive further agrees that he/she will not, without the prior written consent of the Company, undertake any other business, occupation, work or employment.

101 Glacier Point Suite D, San Rafael, CA 94901          www.damon.com          Damon Motors Corporation

1.8	Conflict of Interest: The Executive will disclose actual or potential business conflicts of interest to the Company. Any uncertainty as to whether such a conflict exists will be raised by the Executive for determination by the Company, acting reasonably. The Executive will conduct himself/herself so as to avoid any actual or potential conflicts of interest.

1.9	Legal Obligations: The Executive will comply with all applicable laws, regulations, bylaws, ordinances and any other applicable legal requirements in carrying out his/her duties and responsibilities under this Agreement.

1.10	Acknowledgment of Fiduciary Obligations: The Executive acknowledges that he/she is a fiduciary of the Company and agrees to be bound by his/her common law fiduciary obligations during his/her employment and following the termination of his/her employment for any reason. The Executive’s fiduciary duties will be supplemental to any other obligations he/she has under this Agreement.

1.11	Travel: The Executive will perform his/her duties primarily from the Company’s offices in San Rafael, California. The Executive will be available for such business-related travel as may be reasonably required for the purposes of carrying out his/her duties and responsibilities under this Agreement.

2.	Compensation

2.1	Base Salary: The Company will pay the Executive a gross annual salary of USD$300,000.00 (the “Base Salary”), less applicable deductions and withholdings. The Executive’s Base Salary will be payable by the Company in substantial equal installments in accordance with the Company’s usual payroll practices as in effect from time to time and consistent with applicable law. The Base Salary will be reviewed from time to time by the Company. The Company is under no obligation to increase the Base Salary at the time of any salary review and any increase to the Base Salary is at the sole discretion of the Company.

2.2	Bonus/Incentive Compensation: The Executive will be eligible to participate in any generally applicable bonus plan the Company implements for senior executives according to the terms and conditions of such bonus plan, as well as any other incentive plans or programs established for executives of the Company in accordance with the applicable plan or program, which plans or programs may be adopted, implemented, changed, amended or cancelled from time to time as the Company in its sole discretion determines. Effective January 1, 2023, the Executive shall be eligible for a target annual bonus between 0-50% of annual base salary, subject to achieving corporate and personal targets to be specified by the Company. The Company will also determine the timing of the payment under the payment plan based on the Company’s cash position. The Executive acknowledges and agrees that his/her eligibility to receive a bonus is subject to and conditioned upon the terms and conditions of the applicable plan, as well as the Executive’s continued employment by the Company in good standing through the bonus payment date and neither party having delivered notice of an intent to terminate the Executive’s employment through the bonus payment date as permitted by applicable law. Should the Executive’s employment with the Company terminate for any reason prior to the bonus payment date, no bonus will have been earned and no bonus will be payable, as allowed by applicable law, including during any notice period.

2.3	Stock/Equity Options: Subject to approval by the Board, the Executive may be eligible to participate in the Stock Option Plan (the “Plan”) of the Company, as altered or amended by the Board from time to time in its sole discretion. Any such award under the Plan will at all times be subject to the terms and conditions of the Plan, including any applicable award agreement thereunder.

101 Glacier Point Suite D, San Rafael, CA 94901          www.damon.com          Damon Motors Corporation

2.4	Benefits: Subject to the terms and conditions of the Company’s benefit plans, including applicable eligibility requirements, the Executive will be eligible to participate in the benefit plans generally available to the Company’s senior executive employees, as amended from time to time. The Company reserves the right to alter, amend, replace or discontinue the group benefit plans it may make available to its employees at any time, with or without notice. The benefit plans that are currently provided to the Company’s senior executive employees are outlined in the benefits summary booklet, which has been provided to the Executive and which the Executive acknowledges receiving.

2.5	Statutory Vacation: The Executive will be entitled to ten (10) business days of paid vacation each calendar year during the first five (5) consecutive years of employment and to fifteen (15) business days of paid vacation each calendar year of employment (pro-rated for any partial year of service) commencing on the sixth (6th) consecutive year of employment (pro-rated for any partial year of service). Vacation shall accrue on a weekly basis. The Executive may carry over accrued but unused vacation each year, subject to an accrual cap of eighteen (18) business days during the first five (5) consecutive years of employment, and twenty-six (26) business days commencing on the sixth (6th) consecutive year of employment. The accrual cap is the maximum amount of vacation that the Executive can accumulate at any one time and carry over from one year to the next. Once the Executive reaches his/her accrual cap, he/she will stop accruing additional vacation until the Executive uses some of his/her accumulated vacation hours and drops below the cap. Vacation accrual will resume when the Executive’s balance drops below the cap. Upon resignation or termination of employment, the Company will pay the Executive for any accrued but unused vacation days that has been accrued as of the date of his termination.

2.6	Open Vacation: In addition to the Accrued Entitlement, the Executive may take additional paid vacation in his/her discretion. Vacation must be taken at a mutually agreed upon time and is subject to the business requirements of the Company, and in no event shall the Executive take more than two (2) weeks of vacation consecutively without prior consent of the Company. All vacation requests should be submitted for approval as far in advance as possible.

2.7	Sick Leave: In addition, the Executive is entitled to three (3) days of paid sick leave each calendar year, which shall be provided at the beginning of each year (or such sick leave as is required under applicable law). Unless required by state or local law, the Executive will forfeit any accrued but unused sick leave on December 31 of each calendar year and no accrued but unused sick leave will be carried over to the following calendar year. Unless required by state law, the Executive will not be paid out for any accrued but unused sick leave upon separation from employment.

2.8	Moving Expenses: The Company will pay for reasonable costs associated with the Executive’s move to California, USA up to a maximum of USD $37,000 (the “Moving Expenses”), to be paid to the Executive in accordance with the rules and policies made and revised by the Company from time to time in its sole discretion. The Executive will need to submit a summary of his/her proposed arrangements in advance, along with their associated costs, so that the Company can review and approve, prior to any expenses actually being incurred. All moving costs will need to be expensed and receipts provided. If the Executive’s employment with the Company ceases for any reason, whether voluntary or involuntary, within twelve (12) months after the Start Date, the Executive will reimburse the Company the Moving Expenses on a pro rata basis paid to the Executive.

2.9	Other: The Executive will not be entitled to any other payment, benefit, perquisite, allowance or entitlement other than as specifically set out in this Agreement or as otherwise expressly agreed to in writing with the Company.

101 Glacier Point Suite D, San Rafael, CA 94901          www.damon.com          Damon Motors Corporation

3.	Business Expenses

3.1	The Executive will be reimbursed for all reasonable and necessary business expenses actually and properly incurred by the Executive in connection with the proper discharge of his/her duties under this Agreement, and in accordance with the rules and policies made and revised by the Company from time to time in its sole discretion. In order to claim reimbursement from the Company for any business expense incurred in connection with the proper discharge of his/her duties under this Agreement, the Executive will be required to follow the process and provide such documentation as the Company may reasonably require.

4.	Company Policies and Procedures

4.1	As a condition of employment and continued employment by the Company, the Executive is required to accept and comply with all the Company’s policies and procedures in force from time to time, of which the Executive is aware or ought to reasonably be aware.

4.2	The Executive agrees to comply with all lawful reasonable instructions and direction that he may receive from the Company during the course of his/her employment with the Company.

4.3	The Company reserves the right to develop and introduce any new policies or procedures that it considers appropriate for the conduct and administration of the employment relationship.

5.	Termination of Employment

5.1	The Executive’s right to payments and benefits, if any, upon the effective date of the termination of the Executive’s employment with the Company (the “Separation Date”), shall be determined in accordance with this Section 5. Except as specifically provided in this Section 5, the Company will have no obligation to make payments of any amounts or provide any benefits to the Executive for periods after the Executive’s Separation Date.

5.2	Accrued Obligations. Upon the Executive’s termination for any reason, the Executive will be entitled to: (i) all earned but unpaid Base Salary through the Executive’s Separation Date; (ii) any unpaid or unreimbursed business expenses incurred in accordance with Section 3; (iii) any accrued but unused vacation through the Separation Date; and (iv) any benefits provided under the Company’s employee benefit plans, if any, following a termination of employment, in accordance with the terms contained in said plans (the “Accrued Obligations”). The Accrued Obligations will be payable to the Executive as required by applicable law.

5.3	Resignation: The Executive may terminate this Agreement and the Executive’s employment with the Company at any time by providing the Company with 12 weeks’ prior written notice. The Company may waive all or any part of the notice period given by the Executive and direct the Executive not to report for work for any part of the notice period. In these circumstances, where the Company elects to shorten the notice period, the Executive would then be paid all Accrued Obligations owing up to and including the Separation Date.

5.4	Termination by the Company Without Cause: The Company may terminate this Agreement and the Executive’s employment at any time, without Cause. If the Executive’s employment is terminated by the Company without Cause, in addition to the Accrued Obligations, the Executive will be entitled to receive the Severance Benefits (defined below), subject to and contingent upon the Executive executing a general release of claims satisfactory to the Company, which must be executed and effective (taking into account any applicable revocation period) on or before the sixtieth (60th) day following the Separation Date (the “Release Requirements”).

101 Glacier Point Suite D, San Rafael, CA 94901          www.damon.com          Damon Motors Corporation

a)	The Company will pay the Executive any Severance Benefits, if payable, in a lump sum on the 60th day following the Separation Date, provided the Release Requirements have been satisfied. If the Release has not been executed or is not effective (taking into account any applicable revocation period) by the 60th day following the Separation Date, the Executive will not be entitled to any (and shall forfeit all) payments under this Section 5.4 (other than the Accrued Obligations). For the avoidance of doubt, if the Executive’s termination occurs other than by the Company without Cause, the Executive will not be entitled to Severance Benefits. Other than as expressly provided herein, the Executive shall not be entitled to receive any payments or benefits under this Agreement for periods after the Executive’s Separation Date, and the Company will have no obligation to make any additional payments or provide any other benefits for periods after Executive’s Separation Date (except as may otherwise be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or other applicable law).

b)	“Severance Benefits” means an amount equal to (i) three (3) months of the Executive’s Base Salary on the Separation Date; plus, if the Separation Date occurs after the first anniversary of the Start Date (ii) an additional four (4) weeks of Base Salary for every full completed year of service thereafter, subject to an overall maximum entitlement of forty- two (42) weeks.

5.5	Termination for Cause: The Company may terminate this Agreement and Executive’s employment immediately at any time for Cause. For the purposes of this Agreement, the term “Cause” includes:

a)	the existence of cause for termination of employment at common law, including situations involving fraud, dishonesty, illegality, breach of statute or regulation, conflict of interest, gross negligence in the performance of the Executive’s duties, or gross incompetence;

b)	any material breach of the provisions of this Agreement;

c)	wilful disobedience of a reasonable direction from the Company;

d)	neglect of duty;

e)	misconduct that undermines the Company’s confidence in the Executive’s ability to effectively carry out the duties and responsibilities of his/her position;

f)	material unauthorized use or disclosure of any Confidential Information of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company;

g)	Executive’s indictment, conviction, admission or plea of nolo contendere to any felony, or to any other crime that involves theft, fraud or moral turpitude; or

h)	any material violation of the Company’s policies and procedures, as determined by the Company in its sole and absolute discretion.

In the event of a termination for Cause, the Executive will receive payment of the Accrued Obligations.

101 Glacier Point Suite D, San Rafael, CA 94901          www.damon.com          Damon Motors Corporation

5.6	Termination Due to Executive’s Death or Disability: The Executive’s employment with the Company may be terminated immediately due to the Executive’s death or Disability. In the event of a termination due to Executive’s death or Disability, the Executive will receive payment of the Accrued Obligations. “Disability” will have the same meaning as such phrase is given under the long term disability plan sponsored by the Company as may be offered from time to time or, in the absence of such policy, if the Executive becomes physically or mentally incapacitated or impaired and is therefore unable for a period of twelve (12) consecutive weeks in any six (6)-consecutive month period, or such longer period as may be required by applicable law, to perform the Executive’s duties. Any question as to the existence of the Disability of the Executive shall be determined in writing by a qualified independent physician selected by the Company.

5.7	Resign as Director and Officer: Upon termination of employment for any reason, the Executive will cease to be and shall immediately resign as an officer or director of the Company.

5.8	Continued Application: This provision regarding Termination of Employment will apply regardless of any changes to the terms and conditions of the Executive’s employment subsequent to the Executive’s signing of this Agreement including, but not limited to, promotions and transfers, unless the Parties expressly agree otherwise in writing.

6.	CONFIDENTIALITY, INTELLECTUAL PROPERTY AND POST-EMPLOYMENT RESTRICTIONS

6.1	The Executive agrees that he/she is bound by the terms and conditions of the Confidentiality, Intellectual Property and Post-Employment Restrictions Agreement which is attached to this Agreement as Schedule A and is deemed to be part of this Agreement.

7.	Return of Company Property

7.1	Upon termination of this Agreement, the Executive will at once deliver or cause to be delivered, to the Company, in addition to those items set forth in Section 2.4 of Schedule A, all computers, effects, electronic devices, smartphones, keys, credit cards, access passes and/or any other property belonging to the Company that is in the Executive’s possession, charge, control or custody.

8.	SECTION 409A

8.1	The intent of the parties is that payments and benefits under the Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted the Agreement shall be interpreted to be in compliance therewith or exempt therefrom. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A, payments and benefits that are subject to Section 409A and that would otherwise be paid or provided during the six month period commencing on the Executive’s termination date will be deferred until the first day of the seventh month following the termination date (without interest). In the case of a series of payments, the first payment shall include the amounts the Executive would have been entitled to receive during the six month waiting period. Notwithstanding any provision in this Agreement to the contrary, a termination of employment will not be deemed to have occurred for purposes of any payment of “nonqualified deferred compensation” upon or following Executive’s termination of employment unless such termination is also a “separation from service” within the meaning of Section and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Any series of payments hereunder shall be considered a series of separate payments for purposes of Section 409A. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions). The preceding shall not be construed as a guarantee of any particular tax effect or indemnity for Executive’s compensation and benefits, and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Section 409A.

101 Glacier Point Suite D, San Rafael, CA 94901          www.damon.com          Damon Motors Corporation

9.	General

9.1	Successors and Assigns: This Agreement will inure to the benefit of and be enforceable by the Executive’s heirs, estate, successors or legal representatives but otherwise is not assignable by the Executive. This Agreement and the Executive’s employment are assignable by the Company.

9.2	Entire Agreement: Except as specifically noted herein, this Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior communications, representations, undertakings and agreements, whether verbal or written, between the Parties with respect to the subject matter hereof. No amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. This Agreement supersedes and replaces all previous employment agreements between the Parties.

9.3	Sections and Headings: The division of this Agreement into articles, sections and subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section or subsection refers to the specified section or subsection of this Agreement.

9.4	Currency: Unless otherwise expressly provided, all monetary amounts are in US Dollars.

9.5	Severability: If any provision of this Agreement is determined at any time by a court, arbitrator or tribunal of competent jurisdiction to be invalid, illegal or unenforceable, such provision or part thereof shall be severable from this Agreement and the remainder of this Agreement will be construed as if such invalid, illegal or unenforceable provision or part thereof had been deleted herefrom.

9.6	Survival: Notwithstanding the termination of this Agreement for any reason, all sections of this Agreement which by its terms are to be performed following the termination hereof shall survive such termination and be continuing obligations.

9.7	Compliance with Legislation: Should any term of this Agreement fail to comply with a mandatory minimum standard or requirement imposed by applicable legislation, then the minimum standard or requirement shall apply in place of the offending term of this Agreement, and shall constitute the rights and obligations of the Parties in that respect.

9.8	Waiver: Waiver by the Company of any breach or violation of any section of this Agreement will not operate or be construed as a waiver of any subsequent breach or violation.

9.9	Modification: Any modification to the Agreement must be in writing and signed by both the Executive and the Company, failing which it shall have no effect and shall be void.

9.10	Governing Law: This Agreement and all matters arising hereunder shall be governed by and construed in accordance with the laws of the state of California (without regard to application of its conflict-of-law principles). Any legal action or proceeding commenced by either party arising out of this Agreement will be brought in court of competent jurisdiction in the State of California, County of Marin. Each party shall submit to and accept the exclusive jurisdiction of such court for the purpose of such suit, legal action or proceeding.

101 Glacier Point Suite D, San Rafael, CA 94901          www.damon.com          Damon Motors Corporation

9.11	Notices: Any notice required or permitted to be given hereunder will be sent by certified/registered mail, by facsimile or via email, addressed to the addresses noted above.

9.12	Voluntary Agreement: The Executive and the Company represent and agree that each has reviewed all aspects of the Agreement, has carefully read and fully understands all provisions of the Agreement, and is voluntarily entering into this Agreement. Each Party represents and agrees that such Party has had the opportunity to review any and all aspects of the Agreement with the legal, tax, or other advisor(s) of such party’s choice before executing the Agreement.

9.13	Confidential: The Executive agrees to keep the terms and conditions of this offer confidential to the maximum extent permitted by applicable law, and will not disclose or discuss any of such terms and conditions with anyone other than his/her own professional advisors. For the avoidance of double, nothing contained herein is intended to interfere with any rights the Executive may have to participate in protected concerted activity under the National Labor Relations Act.

9.14	Counterparts: This Agreement may be executed in counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

101 Glacier Point Suite D, San Rafael, CA 94901          www.damon.com          Damon Motors Corporation

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement this 13 day of June, 2024 (the “Effective Date”).

DAMON MOTORS CORPORATION

Per:	/s/ Jay Giraud
Name:	Jay Giraud
Title:	CEO

Executive:

/s/ Derek Dorresteyn
Name:	Derek Dorresteyn

101 Glacier Point Suite D, San Rafael, CA 94901          www.damon.com          Damon Motors Corporation

SCHEDULE A

CONFIDENTIALITY, INTELLECTUAL PROPERTY AND POST-EMPLOYMENT RESTRICTIONS

1.	Definitions

In this Agreement, the following words and phrases shall have the following meanings unless the context otherwise requires:

1.1	“Business Opportunities” means potential business ventures of all kinds, including acquisitions, sales, business arrangements and other transactions and opportunities for new markets, products and services which have been disclosed to, investigated, studied or considered by the Company or by others on behalf of the Company;

1.2	“Competitive Business” means any person or entity that is involved or engaged in the business of highway capable light electric vehicles in Canada and the United States that are competitive to those created, developed, produced or distributed by the Company or contemplated by the Company during the term of the Executive’s employment with the Company.

1.3	“Confidential Information” means information known or used by the Company in connection with its business including but not limited to any formula, design, prototype, compilation of information, data, program, code, method, technique or process, information relating to any product, device, equipment or machine, Customer Information, Financial Information, Marketing Information, Intellectual Property, Business Opportunities, or Research and Development, but does not include any of the foregoing which was known to the Executive prior to his/her employment by the Company or which is or becomes a matter of Public Knowledge;

1.4	“Customer Information” means information pertaining to the Company’s customers, customer base and markets, including customer names and addresses and the names and addresses of consultants of customers with whom the Company is in contact in its business, customer requirements and the Company’s contracts with its customers, including details as to pricing and supply;

1.5	“Financial Information” means information pertaining to the Company’s costs, sales, income, profit, profitability, pricing, salaries and wages;

1.6	“Intellectual Property” means any and all inventions, copyrighted works, software in any expressed form, computer programs, screen layouts, industrial design, graphical user interfaces, systems, applications, source code, object code, algorithms, specifications, designs, developments, concepts, ideas, know-how, show how, trade secrets, works, creations, developments, trademarks, services marks, indicia, logos, domain names, business names, drawings, sketches, compilations of information, analyses, experiments, data, formula, methods, processes, techniques, moulds, jigs, dies, prototypes, products, samples, compounds, compositions of matter, apparatus, equipment, tools, machines, and any modifications or improvements to the foregoing, whether or not any of the foregoing is patentable or registrable under patent, copyright, trademark industrial design or similar laws anywhere in the world, the right to apply for and to obtain copyright, trademark or industrial design registrations, issued patents, design patents, and any other registrations or encompassing, protecting or otherwise covering any of the foregoing, and the benefit in and to any such applications therefor, including the right to priority, and any copyright, trademark or industrial design registrations, issued patents, design patents or other registrations or right issued therefrom;

101 Glacier Point Suite D, San Rafael, CA 94901          www.damon.com          Damon Motors Corporation

1.7	“Marketing Information” means information including but not limited to the Company’s marketing programs, plans, strategies and proposed future products, services, advertising and promotions;

1.8	“Public Knowledge” means information that is generally known in the trade or business in which the Company is engaged, or is otherwise easily accessible through lawful, non-confidential sources; and

1.9	“Research and Development” means information pertaining to any research, development, investigation, study, analysis, experiment or test carried on or proposed to be carried on by the Company.

2.	Acknowledgements Regarding Confidential Information

2.1	Acknowledgements of Employee: Since the Start Date, and during the course of his/her employment with the Company, the Executive has and will be exposed to and will have an opportunity to learn or otherwise become aware of Confidential Information; the Confidential Information is a valuable asset which is the property of the Company exclusively, the unauthorized use or disclosure of which would cause very serious harm to the economic interests of the Company; and it is important in the interests of the Company that the Confidential Information remain the exclusive confidential property of the Company and that it not be used or disclosed except in accordance with the knowledge and consent of the Company and in the Company’s best interests.

2.2	Confidential Information to be Kept in Confidence: The Executive agrees that at all times during the period of the Executive’s employment since the Start Date and at all times following termination of the Executive’s employment for any reason whatsoever:

a)	the Executive will hold in confidence and keep confidential all Confidential Information;

b)	the Executive will not directly or indirectly use any Confidential Information except in the course of performing duties as an employee of the Company with the knowledge and consent of the Company in the Company’s interests; and

c)	the Executive will not directly or indirectly disclose any Confidential Information to any person or entity, except in the course of performing duties as an employee of the Company with the knowledge and consent of the Company in the Company’s interests.

d)	without limiting the generality of the foregoing, the Executive will not directly or indirectly record, copy, publish, disclose, or otherwise disseminate Confidential Information by way of social media, text messaging, email, public website, online forums, news media, or to any location outside the Company’s internal network.

Employee specifically acknowledges and agrees to the restrictions contained in sections 2.2(c) and (d)

Nothing in this Agreement will prevent the Executive, following termination of his/her employment with the Company, from making use of or disclosing:

a)	any Confidential Information which is or becomes a matter of Public Knowledge;

101 Glacier Point Suite D, San Rafael, CA 94901          www.damon.com          Damon Motors Corporation

b)	any Confidential Information of which the Executive had specific knowledge prior to his/her employment with the Company, except to the extent that such Confidential Information has become the property of the Company under Section 4; or

c)	any Confidential Information of which the Executive obtains specific knowledge following the termination of his/her employment with the Company from a third party, unless the third party obtained such Confidential Information directly or indirectly from an individual in violation of any duty of confidence owed to the Company;

provided that the Executive is able to prove the existence of the circumstances referred to in subparagraphs (a), (b) or (c).

If Executive receives any subpoena or becomes subject to any legal obligation that might require the Executive to disclose Confidential Information, the Executive will, to the extent not prohibited by law, provide prompt written notice of that fact to the Company, enclosing a copy of the subpoena and any other documents describing the legal obligation. In the event that the Company objects to the disclosure of Confidential Information, by way of a motion to quash or other legal proceeding, the Executive agrees to not disclose any Confidential Information while any such motion to quash or other legal proceeding is pending, unless Executive is legally ordered to do so.

2.3	Legally Protected Disclosures: Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits the Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (A) the Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (B) if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney, and may use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

2.4	Return of Materials Upon Termination: Upon termination of the Executive’s employment with the Company for any reason whatsoever, or at any other time upon the Company’s request, the Executive will promptly deliver to the Company all documents, manuals, lists, data, records, computer programs, codes, materials, prototypes, products, samples, analyses, reports, equipment, tools and devices relating or pertaining to the Company’s business or containing or pertaining to any Confidential Information, including any copies or reproductions of the same, which are in the possession, charge, control or custody of the Executive.

3.	NON-DISPARAGEMENT

The Employee agrees, during the term of their employment and at all times following the termination of the Employee’s employment for any reason whatsoever, not to make any statements, written or verbal, nor cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputations, practices or conduct of the Company, its shareholders, officers, directors, employees, agents advisors, partners, affiliates or consultants.

101 Glacier Point Suite D, San Rafael, CA 94901          www.damon.com          Damon Motors Corporation

Employee specifically acknowledges and agrees to the restrictions contained in section 3.

4.	INTELLECTUAL PROPERTY

4.1	Ownership of Intellectual Property: The Executive hereby acknowledges and agrees that the Company is the owner of all Intellectual Property made, developed, invented, authored, conceived of, reduced to practice, or otherwise created by the Executive, whether in whole or in part, alone or with others, whether at the Company’s place of business or otherwise, and during the course of, as a result of, or related to the duties or activities of the Executive’s employment with the Company (the “Developments”) since the Executive’s Start Date. Any and all Developments will be and remain the exclusive property of the Company and the Executive will have no right, title or interest therein, including moral rights, and the Company will have the sole and exclusive right, title and interest, in and to the Developments, which right will continue notwithstanding the termination of the Executive’s employment for any reason whatsoever. For the avoidance of doubt, subject to the requirements of applicable state law, if any, the Executive understands that Intellectual Property does not include, and the provisions of this Agreement requiring assignment of Intellectual Property to the Company do not apply to, any invention that qualifies fully for exclusion under the provisions of applicable state law, including, but not limited to California Labor Code section 2870, a copy of which is attached hereto as Exhibit A. To assist in the determination of which inventions qualify for such exclusion, Executive will advise the Company promptly in writing, during and after the employment term, of all Intellectual Property solely or jointly conceived or developed or reduced to practice by him during the period of employment. Any invention not so disclosed to the Company in writing within thirty (30) days of conception or reduction to practice, whichever comes first, is not subject to the exception created in this Section.

4.2	Assignment of Rights: The Executive hereby assigns and waives, and will assign and waive, to or on behalf of the Company, and the Company’s successors, assigns, or other legal representatives, any and all right, title and interest, including any moral rights, that the Executive may have in and to the Developments. The Executive further agrees to maintain at all times adequate and current records relating to the creation and development of the Developments, which records shall be and shall remain the property of the Company and the Executive will promptly disclose in writing all of the foregoing to the Company. The Executive agrees that upon a request by the Company, he/she will perform all actions reasonably requested by Company (whether during or after his/her employment) to establish, confirm and protect Company’s ownership in any Developments (including, without limitation, the execution of assignments, copyright and trademark registrations, consents, licenses, powers of attorney and other instruments), including signing all documents or other instruments necessary in the opinion of the Company to establish, preserve, or enforce in the Company the rights hereby assigned, and to vest all rights to any Invention in the Company.

4.3	Intellectual Property Protection: The Company will have the sole and exclusive right to apply for, prosecute, obtain and maintain any patents, design patents, copyrights, industrial designs, domain name registrations, or trademark registrations and any other applications, registrations or grants of rights analogous thereto in any and all countries throughout the world in respect of any Developments and the Executive will, whether during or subsequent to the Executive’s employment, assist the Company, at the Company’s expense, with recording or securing the Company’s right, title and interest in and to the Developments, including agreeing to execute any applications, transfers, assignments, waivers, powers of attorney or other documents as the Company may consider necessary or desirable, or to take any action deemed necessary or desirable by the Company, for prosecuting, issuing, enforcing, obtaining, maintaining or vesting in or assigning any of the foregoing with or to the Company in any and all countries of the world.

101 Glacier Point Suite D, San Rafael, CA 94901          www.damon.com          Damon Motors Corporation

5.	Post-Employment restrictions

5.1	No-Interference:

The Executive agrees that the Executive will not use the Company’s Confidential Information to: (i) negatively influence any of the Company’s clients, licensors, licensees or customers from purchasing Company products or services or solicit or influence or attempt to influence any client, licensor, licensee, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company; (ii) induce or attempt to induce any client, customer, licensor or licensee of the Company to cease dealing with the Company or to restrict or vary the terms upon which it deals with the Company; (iii) solicit or attempt to induce or enter into, with any current or prospective client, customer, licensor licensee, supplier, independent contractor or other person or entity having business relations with the Company, any business relationship which might adversely affect the business of the Company or cause any such person to cease dealing with the Company or to restrict or vary the terms upon which it deals with the Company; or (iv) render to or for, or assist any person or entity to render to or for, any client or prospective client, any services of the type rendered by the Company to its customers or which compete with the Company’s business unless such services are rendered as an employee or consultant of the Company.

In addition the Executive acknowledges that the Company has valuable Trade Secrets (as defined by applicable law from time to time) to which the Executive will have access during his/her employment. The Executive understands that the Company intends to vigorously pursue its rights under applicable Trade Secrets law if, during a period of twelve (12) months immediately following the termination of the Executive’s employment for any reason, whether with or without cause, the Executive solicits or influences or attempt to influence any client, licensor, licensee, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. Thereafter, the Company intends to vigorously pursue its rights under applicable Trade Secrets law as the circumstances warrant.

5.2	Non-Solicitation of Company Personnel:

The Executive acknowledges that, in the course of the Executive’s employment with the Company, the Executive will have access to and information regarding the officers, employees and independent contractors of the Company. The Executive further acknowledges that the officers, employees and independent contractors of the Company are valuable assets in the operation of the Company’s business. Accordingly, the Executive agrees that during the Executive’s employment with the Company and for twelve (12) months immediately following the termination of the Executive’s employment for any reason (the “Restrictive Period”), the Executive will not (other than in furtherance of the Executive’s legitimate job duties on behalf of Company), directly or indirectly, on the Executive’s own behalf or for any other person or entity:

solicit, induce, recruit or encourage, attempt to solicit, induce recruit or encourage, or assist or aid in soliciting, inducing recruit or encouraging any of the Company’s or its affiliates’ employees, contractors, or consultants who are or were employed or retained by the Company or its subsidiaries within the twelve (12) month period immediately preceding the termination of the Executive’s employment (“Company Personnel”), to terminate their relationship with the Company and/or to commence employment or engagement with another entity; solicit or attempt to solicit for employment/engagement, induce, recruit, bring about, influence, promote, facilitate, encourage, or assist the solicitation of any Company Personnel to enter into any business relationship with Executive; and/or interfere with the relationship between the Company or its affiliates and Company Personnel, or with the performance by current or former Company Personnel of their obligations or responsibilities to the Company.

101 Glacier Point Suite D, San Rafael, CA 94901          www.damon.com          Damon Motors Corporation

5.3	Non-Disparagement:

The Executive agrees not to, whether while employed by the Company or thereafter, publish or disseminate, directly or indirectly, any false or disparaging statements, whether written or oral, regarding the Company and/or its affiliates, or any of their past or present or future officers, directors, employees, advisors, or agents in their capacity as such, or any of their policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards. For avoidance of doubt, the foregoing will not be violated by (i) statements that the maker reasonably believes to be true in response to legal process, as required by governmental testimony or filings, or in administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings); or (ii) the Executive’s disclosure of unlawful acts in the workplace, including, but not limited to, sexual harassment.

5.4	Reasonableness of Limitations: The Executive acknowledges that the post-employment restrictions set out in this Section 5 are fair, reasonable and necessary to protect the legitimate interests of the Company. The Executive further acknowledges and agrees that irreparable harm will be suffered by the Company in the event of his/her breach or threatened breach of any of the restrictions set out in this Section 5, and that the Company will be entitled, in addition to any other rights and remedies that it may have at law or equity, to a temporary or permanent injunction from a court of competent jurisdiction restraining the Executive from engaging in or continuing any such breach, without the necessity of proving actual damages and without the necessity of posting a bond or making any undertaking in connection therewith. Any such requirement of a bond or undertaking is hereby waived by the Executive and the Executive acknowledges that in the absence of such a waiver, a bond or undertaking might otherwise be required by the court. Should the Executive violate this non-solicitation provision, this non-solicitation period shall be extended for an amount of time that equals the length of time that the non-solicitation period was violated. If any provision of Section 5 relating to the time and/or scope and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time and/or scope and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court. The Executive’s obligations under Section 5 will survive any termination of the Executive’s employment, whether initiated by the Company or the Executive, for Cause or without Cause, voluntarily or involuntarily, except as where prohibited by law.

6.	Survival and Enforceability

6.1	The Executive recognizes and acknowledges that this Schedule shall survive the cessation of his/her employment, for any reason whatsoever, and will be enforceable by the Company in a court of competent jurisdiction notwithstanding the existence of any claim or cause of action the Executive may assert against the Company, whether predicated upon this Agreement or otherwise.

6.2	The Executive agrees that a breach of any of the provisions of this Schedule will give rise to irreparable harm and injury non-compensable in damages. Accordingly, the Company may seek and obtain injunctive relief against the breach of threatened breach of the provisions contained in this Schedule, in addition to any other legal remedies which may be available. The Exeutive further acknowledges and agrees that the enforcement of a remedy hereunder by way of injunction will not prevent the Employee from earning a reasonable livelihood. The Executive further acknowledges and agrees that the covenants contained in this Schedule are necessary for the protection of the Employer’s legitimate business interests and are reasonable in scope and content

101 Glacier Point Suite D, San Rafael, CA 94901          www.damon.com          Damon Motors Corporation

EXHIBIT A

WRITTEN NOTIFICATION REGARDING CALIFORNIA LABOR CODE § 2870

You are hereby notified that your Employment Agreement is subject to the terms of Labor Code section 2870, which provides as follows:

(a) Any provision in an employment agreement which provides that an employee will assign, or offer to assign, any of his or her rights in an invention to his or her employer will not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

By signing below, you acknowledge receipt of this written authorization.

EXECUTIVE:

/s/ Derek Dorresteyn
Name:	Derek Dorresteyn
Date:	6/13/2024

101 Glacier Point Suite D, San Rafael, CA 94901          www.damon.com          Damon Motors Corporation